As filed with the Securities and Exchange Commission on November 20, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

DANAHER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	59-1995548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2099 Pennsylvania Avenue, N.W., 12th Floor Washington, D.C.	20006
(Address of Principal Executive Offices)	(Zip Code)

TEKTRONIX, INC. 2005 STOCK INCENTIVE PLAN

TEKTRONIX, INC. 2002 STOCK INCENTIVE PLAN, as amended

(Full title of the plans)

Jonathan P. Graham

Senior Vice President and General Counsel

2099 Pennsylvania Avenue, N.W., 12th Floor

Washington, D.C. 20006-1813

(202) 828-0850

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, $.01 par value	566,534	(2)	$41,694,978	$1,280

(1)	Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the plans registered hereby.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $62.83, the weighted average exercise price of 250,899 shares subject to outstanding stock option grants under the Tektronix, Inc. 2002 Stock Incentive Plan, as amended (the “2002 Plan”), and the Tektronix, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), at exercise prices ranging from $48.67 to $69.31, and (b) $82.155, the average of the high and low sale prices of the Registrant’s Common Stock on the New York Stock Exchange on November 13, 2007, in accordance with Rule 457(c) under the Securities Act of 1933, as amended for (i) the 5,003 shares subject to outstanding restricted stock unit grants under the 2002 Plan and the 2005 Plan, and (ii) the 310,632 restricted shares outstanding under the 2002 Plan and the 2005 Plan.

EXPLANATORY NOTE

On October 14, 2007, Danaher Corporation, a Delaware corporation (“Danaher”), Raven Acquisition Corp., an Oregon corporation and indirect wholly owned subsidiary of Danaher (“Purchaser”) and Tektronix, Inc., an Oregon corporation (“Tektronix”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Purchaser will merge with and into Tektronix (the “Merger”). In connection with the Merger, certain options to acquire Tektronix common stock (“Rollover Options”), certain restricted stock units and share rights denominated in Tektronix common stock (“Rollover RSUs”) and certain restricted shares of Tektronix common stock (“Rollover Restricted Shares”), each granted under the Tektronix, Inc. 2005 Stock Incentive Plan or the Tektronix, Inc. 2002 Stock Incentive Plan, as amended, and outstanding as of the effective time of the Merger (the “Effective Time”) will be converted at the Effective Time, as applicable, into options (“Company Options”) to purchase shares of common stock, $0.01 par value, of Danaher (the “Company Common Stock”), restricted stock units denominated in Company Common Stock (“Company RSUs”) and restricted shares of Company Common Stock (“Company Restricted Shares”). This Registration Statement on Form S-8 registers the aggregate number of shares of Company Common Stock that may be issued on the exercise of such Company Options and with respect to such Company RSUs and Company Restricted Shares. As of the Effective Time, Danaher will assume the obligations (including outstanding equity awards) under the plans set forth on the cover page hereto with respect to such Company Options, Company RSUs and Company Restricted Shares.

PART I

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*The information that would otherwise be required by Items 1 and 2 of Part I of Form S-8 to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Danaher is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) Danaher’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c) The description of Danaher common stock as set forth in its Registration Statement on Form 8-B filed with the SEC on November 3, 1986, including all amendments and reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by Danaher pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K), but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interest of Named Experts and Counsel.

Certain legal matters with respect to the validity of the common stock registered hereby have been passed upon for Danaher by James O’Reilly, Associate General Counsel and Secretary of Danaher. James O’Reilly is employed by Danaher, is eligible to participate in various employee benefit plans offered by Danaher and owns or has rights to acquire an aggregate of less than 0.01% of Danaher’s common stock.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Article Ten of Danaher’s Certificate of Incorporation provides that Danaher will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to Danaher or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Danaher or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. Article Eight of Danaher’s By-laws provides that Danaher will indemnify directors and officers of Danaher in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conducts was unlawful. For derivative claims, Article Eight of Danaher’s By-laws provides that Danaher will indemnify directors and officers of Danaher if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Danaher unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Danaher has in effect insurance policies for general officers’ and directors’ liability insurance covering all of Danaher’s officers and directors.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
5.1	Opinion of counsel

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	Tektronix, Inc. 2005 Stock Incentive Plan (incorporated by reference to Appendix B to the Tektronix, Inc. Proxy Statement on Schedule 14A filed August 18, 2005)

99.2	Tektronix, Inc. 2002 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10(xiv) to the Tektronix, Inc. Annual Report on Form 10-K filed on August 5, 2005)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on November 16, 2007.

DANAHER CORPORATION

	By:	*
H. Lawrence Culp, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date:	By:	*
H. Lawrence Culp, Jr.
Director, President and Chief Executive Officer
(Principal Executive Officer)

Date:	By:	/s/ Daniel L. Comas
Daniel L. Comas
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date:	By:	/s/ Robert S. Lutz
Robert S. Lutz
Vice President and Chief Accounting Officer
(Principal Accounting Officer)

Date:	By:	*
Mortimer M. Caplin
Director

Date:	By:	*
Donald J. Ehrlich
Director

Date:	By:	*
Mitchell P. Rales
Director and Chairman of the Executive Committee

Date:	By:	*
Steven M. Rales
Director and Chairman of the Board

Date:	By:	*
Linda P. Hefner
Director

Date:	By:	*
Walter G. Lohr, Jr.
Director

Date:	By:	*
Alan G. Spoon
Director

Date:	By:	*
A. Emmet Stephenson, Jr.
Director

Date:	By:	*
John T. Schwieters
Director

*	pursuant to power of attorney

By:	/s/ James F. O’Reilly
James F. O’Reilly
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of counsel

23.1	Consent of Ernst & Young LLP, an independent registered public accounting firm

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney

99.1	Tektronix, Inc. 2005 Stock Incentive Plan (incorporated by reference to Appendix B to the Tektronix, Inc. Proxy Statement on Schedule 14A filed August 18, 2005)

99.2	Tektronix, Inc. 2002 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10(xiv) to the Tektronix, Inc. Annual Report on Form 10-K filed on August 5, 2005)